Exhibit 99.1

Consolidated Water Advances Permitting for Kalaeloa Seawater Desalination Project in Hawaii

GEORGE TOWN, Grand Cayman, Cayman Islands, October 21, 2026 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder, and operator of advanced water treatment plants, today provided an update on permitting and the anticipated construction schedule for its Kalaeloa seawater reverse osmosis desalination project on Oahu, Hawaii.

Since the company’s previous update, the project received approval of its Preservation Plan and Archaeological Monitoring Plan from the State Historic Preservation Division and approval from the Hawaii Department of Health for a Substantial Modification to an Existing Regulated Public Water System. These approvals were required before the company could advance its applications for other permits and approvals.

Several permits and approvals remain outstanding, including a Memorandum of Agreement from the State Historic Preservation Division. Based on the current permitting timeline, Consolidated Water now expects construction to begin in the first half of 2027, compared with its previous expectation of late 2026. The Honolulu Board of Water Supply has granted schedule extensions to reflect the permitting process delays.

In July 2026, the Honolulu Board of Water Supply issued a limited notice to proceed authorizing approximately $6 million for the procurement of long-lead equipment. The early procurement is intended to reduce potential scheduling pressure once the remaining permits and approvals are obtained.

The Kalaeloa facility is being developed under Consolidated Water’s contract to design, build, operate, and maintain a seawater reverse osmosis desalination plant capable of producing 1.7 million gallons of potable water per day. Following commissioning, the company is contracted to operate and maintain the facility for 20 years, with two additional five-year extension options at the client’s discretion.

“We continue to make meaningful progress on the Kalaeloa desalination project,” said Consolidated Water CEO Rick McTaggart. “The recent approvals from the State Historic Preservation Division and the Hawaii Department of Health represent important steps in the permitting process and allow us to advance applications for the remaining permits and approvals. While the permitting timeline has shifted our anticipated construction start to the first half of 2027, the Honolulu Board of Water Supply continues to be supportive and has granted schedule extensions to reflect the process. The limited notice to proceed issued in July is also enabling us to procure long-lead equipment now, which should help the project advance efficiently once the remaining permits and approvals are in place.”

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water treatment plants and water distribution systems. The company designs, constructs, and operates seawater desalination facilities in the Cayman Islands, The Bahamas, and the British Virgin Islands, and designs, constructs, and operates water treatment and reuse facilities in the United States.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating, and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect,” “should,” “will” or similar expressions. This press release contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995), including statements regarding the anticipated construction schedule and completion of the Kalaeloa desalination facility; the effect of permitting delays on that schedule; the timing and receipt of the remaining permits and approvals; the company’s and the Honolulu Board of Water Supply’s efforts to mitigate those delays; and the company’s ability to perform its design, build, operate, and maintain obligations with respect to the Kalaeloa facility, including the anticipated 20-year operating term and any exercise of the related extension options. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments and clients of the jurisdictions in which it operates, including the Honolulu Board of Water Supply; (iii) the timing and outcome of permitting and other regulatory approvals affecting the Kalaeloa facility; (iv) the company’s ability to procure equipment and perform its contractual obligations on the anticipated timeline and budget, including with respect to the Kalaeloa facility and the Florida purchase orders; (v) changes in demand, consumption levels, operating costs, energy costs, weather, and economic conditions in the jurisdictions in which the company operates; and (vi) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Contact:
Ron Both or Grant Stude
Encore Investor Relations
Tel (949) 432-7450
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